Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES ACQUISITION OF REALTIME DIGITAL INNOVATIONS, LLC, AMENDMENT TO TERM LOAN AND CREDIT FACILITY, FULL-TIME COMMITMENT OF CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER AND PRELIMINARY THIRD QUARTER 2019 FINANCIAL RESULTS

NEW YORK, NY. July 31, 2019 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ” or the “Company”) announced the following today:

•	Acquisition of Realtime Digital Innovations, LLC (“RDI”), a business solutions provider focusing on intelligence augmentation, process innovation and user experience.
•	In connection with the RDI acquisition, ALJ also announced the closing of an equity private placement raising gross proceeds of $7.0 million at a premium to the market price of the stock.
•	ALJ lowered its guidance for Fiscal 2019.
•	ALJ has entered into an amended financing agreement with Cerberus Business Finance, LLC (“Cerberus”).
•	Jess Ravich, Chairman of the Board, will devote his full time to the management of ALJ as its Chief Executive Officer.

ALJ is a holding company, whose primary assets are its subsidiaries Faneuil, Inc. (“Faneuil”), Floors-N-More, LLC, d/b/a Carpets N' More (“Carpets”), and Phoenix Color Corp. (“Phoenix”).  Faneuil is a leading provider of outsourcing and co-sourced services to both commercial and government entities in the healthcare, utility, retail, toll and transportation industries. Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail and home builder markets including all types of flooring, countertops, and cabinets.  Phoenix is a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

Acquisition of RDI

Effective today, ALJ has acquired RDI (the “Acquisition”), an exclusive partner of Faneuil for the past 18 months providing workflow automation and business intelligence services. The Acquisition, effective immediately, is expected to provide Faneuil with a sustainable competitive advantage in the business process outsourcing space by allowing it to, among other things, (i) automate process workflows and business intelligence, (ii) generate labor efficiencies for existing programs, (iii) expand potential new client target entry points, (iv) improve overall customer experience, and (v) increase margin profiles through shorter sales cycles and software license sales.

The aggregate consideration for the Acquisition paid at closing was $2.5 million, with earn-outs in an amount up to $7.5 million to be paid upon the achievement of certain financial metrics over a three-year period, subject to a guaranteed payout of $2.5 million. Faneuil plans to consolidate the RDI business under Faneuil’s corporate umbrella.

Faneuil’s President and Chief Executive Officer Anna Van Buren stated, “The acquisition of RDI builds on the valuable relationship we have established over the past 18 months.  Working with RDI has delivered significant innovation to our operations and is integral to our growth strategy, industry leadership, and business transformation.”

Jess Ravich, Chief Executive Officer of ALJ, said, "We continue to execute on our strategy of making strategic investments that are accretive to our shareholders and provide long-term growth across the platform. This acquisition is expected to increase Faneuil’s margin profile and provides further expansion into new markets."

Private Placement

In connection with the Acquisition, ALJ raised $7.0 million through the sale of 3.9 million shares of its common stock at $1.80 per share to certain accredited investors in a private placement. The $1.80 price per share of common stock represents roughly a 10% premium to the trailing 30-day average closing price of the Company’s common stock on NASDAQ. The investors participating in the private placement also received certain warrants to purchase an aggregate of 1.3 million shares of common stock at $1.80 per share with a two-year term. The Company will use the net proceeds of the private placement to pay the closing consideration for the Acquisition and to repay certain indebtedness under its Cerberus financing facility.

Jess Ravich, Chief Executive Officer of ALJ, said, “The support of this group of sophisticated investors, who are purchasing stock at a premium to market, validates the Company’s mission and prospects.”

The securities offered in this private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has also entered into a registration rights agreement with the private placement investors, pursuant to which it agreed, upon satisfaction of certain terms and conditions set forth therein, to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in this private placement and the shares of common stock issuable upon the exercise of the warrants issued in this private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

Reduced Guidance for Full Fiscal Year Ending September 30, 2019

ALJ has revised its full fiscal year ended September 30, 2019 guidance and has forecasted sales of approximately $353.2 million versus $369.8 million in the prior year comparative period, a decrease of $16.6 million, or 4.5%. Net loss for the full fiscal year ended September 30, 2019 is forecasted to be $7.4 million versus $7.3 million in the prior year comparative period, an increase of $0.1 million, or 1.3%. Adjusted EBITDA for the full fiscal year ended September 30, 2019 is forecasted to be $31.0 million versus $33.1 million in the prior year comparative period, a decrease of $2.2 million, or 6.5%.

In January 2019, the Company provided Adjusted EBITDA guidance for the fiscal year ended September 30, 2019 in a range of $34.0 million to $38.0 million.

For the full fiscal year ended September 30, 2019 cash capital expenditures are forecasted to approximate $16.0 - $18.0 million, primarily related to the buildout of three call centers for Faneuil, with cash interest forecasted to approximate $9.0 million and cash taxes forecasted to approximate $1.0 million.  This guidance is consistent with previous guidance provided in January 2019.

The reduced guidance is primarily due to reduced results at our Faneuil subsidiary. During the quarter there were delays in customer ramp-ups, the wind down of certain contracts and certain other challenges. These issues will result in lower margins, and resultant EBITDA for both the June and September quarter, with the bulk of the reduction occurring in the June quarter.

Anna Van Buren, Faneuil’s CEO, commented, “During the quarter, several new projects experienced delayed customer driven ramp progressions and one new project faced challenges during the ramp up. The delayed projects will all be up and running during the remainder of 2019 and the challenge faced with regard to the one project has been resolved. In addition, we continue to invest in the talent and infrastructure necessary to support both our revenue growth and our margin improvement. The RDI transaction is one such investment that will help us increase our profit margins. We are also proud to report that Faneuil significantly expanded our commercial business during the quarter with five key new logo wins including multiple BCBS clients and two national healthcare payers.”

Faneuil backlog at June 30, 2019 is estimated to be $432.0 million versus $259.0 million in the prior year comparative period, an increase of $173.0 million, or 66.8%.  Faneuil is expected to have nine new contract implementations beginning in the fourth quarter.  On an annualized run-rate, these new contracts are expected to generate over $40 million in additional sales and $5.0 million in Adjusted EBITDA, which will be recognized in Fiscal 2020.

ALJ expects to provide full third fiscal quarter results on or before August 14, 2019.

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure. We present adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of our company.  ALJ defines adjusted EBITDA as net (loss) income before depreciation and amortization, interest expense, litigation loss, restructuring expenses, stock-based compensation, acquisition-related expenses, loss (gain) on disposal of assets, other non-recurring items, other income, and provision for income taxes.  Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison. Below are reconciliations of our net (loss) income, the most directly comparable GAAP measure, to consolidated adjusted EBITDA:

Financing Agreement Amendment

ALJ entered into the Fifth Amendment (the “Fifth Amendment”) to the Financing Agreement, dated as of August 14, 2015 (as amended and restated from time to time, the “Financing Agreement”), by and among the Company, Faneuil, Carpets, Phoenix, each subsidiary of the Company listed as a “Guarantor” on the signature pages thereto, the lenders from time to time party thereto, Cerberus, as collateral agent for the lenders (the “Collateral Agent”), and PNC Bank, National Association, as administrative agent for the lenders (the “Administrative Agent”). The Fifth Amendment was entered into by the Company in order to support the continued growth of the Company and the associated increase in cash capital expenditures for Faneuil’s buildout of three new customer call centers to support anticipated increased contract awards.

 The Fifth Amendment included, among other amendments, the following:

1.	The creation of a seasonal revolver facility with $7.5 million in availability;
2.	An increase in the size of the capital expenditure basket allocated for the buildout of three new customer call centers at Faneuil from $15.0 million to $18.5 million;
3.	An increase in the leverage ratio threshold from 3.50:1.00 to 3.75:1.00 for the fiscal quarters ended September 30, 2019 and December 31, 2019; and
4.	Updates to certain definitions, representations and warranties to allow for the Acquisition.

For further details on the Fifth Amendment, please see the Company’s current report on Form 8-K filed with the SEC, dated as of the date hereof.

Full-Time Employment of Jess Ravich as Chief Executive Officer

ALJ is pleased to announce that its Executive Chairman, Jess Ravich, would step down from such role and assume full-time responsibilities as the Company’s Chief Executive Officer. Mr. Ravich will continue to serve as the Company’s Chairman of the Board. As Chief Executive Officer, Mr. Ravich will provide full-time services to assist management of Faneuil, Carpets and Phoenix to grow their earnings and to source and acquire new businesses that provide accretive opportunities for the Company.

John Scheel, Vice Chair of the Company’s Board, said, “We are very excited to announce the transition of Jess Ravich from ALJ’s Executive Chairman to full-time Chief Executive Officer. Given the nature of our business, ALJ’s CEO needs to thrive in a highly dynamic environment, with the capability of accelerating the Company’s growth, and disrupting what needs to change. Jess is unique in his ability to translate vision and strategy into world-class execution, and we are looking forward to ALJ’s growth under his full-time leadership.”

For further details, please see the Company’s current report on Form 8-K filed with the SEC, dated as of the date hereof.

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of (i) Faneuil, Inc., a leading provider of outsourcing and co-sourced services to both commercial and government entities in the healthcare, utility, retail, toll and transportation industries, (ii) Floors-N-More, LLC, d/b/a Carpets N' More, one of the largest floor covering retailers in Las Vegas and a provider of multiple finishing products for commercial, retail and home builder markets including all types of flooring, countertops, and cabinets, and (iii) Phoenix Color Corp., a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, expected new customer contract awards and additional volume from existing customers for Faneuil, the impact of planned investments in technology and resources for Faneuil, process improvements and cost reductions implemented by Carpets, the planned volume reductions in packaging by Phoenix, any implication that any of the Company’s subsidiaries’ backlog is indicative of future operating results, and other statements including the words "will" and "expect" and similar expressions.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.

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